UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PROXY STATEMENT SUPPLEMENT
CONNECTONE BANCORP, INC.

ConnectOne Bancorp, Inc. (the “Company”) is providing additional information regarding its solicitation of proxies for its Annual Meeting to be held on May 21, 2020 (the “Annual Meeting”), and specifically with regard to the Company’s nominees for election to the Board of Directors.

The Company utilizes Nukk-Freeman & Cerra, P.C. a labor and employment law firm, and SHIFT HR Compliance Training, LLC., a company providing human resources related educational training. Director Katherin Nukk-Freeman is a principal of Nukk-Freeman & Cerra, P.C. and a co-founder of SHIFT HR Compliance Training, LLC. The services rendered by SHIFT HR Compliance Training, LLC. are not advisory in nature, and do not involve access to sensitive company information or strategic decision making. In 2019, the Company paid Nukk-Freeman & Cerra, P.C. less than $1,000 for legal services rendered, and the Company paid SHIFT HR Compliance Training, LLC approximately $2,900 for generic educational services.

We therefore believe the Board’s determination that Director Nukk-Freeman is independent is well supported, and the Board reaffirms its recommendation that shareholders vote FOR the election of Ms. Nukk-Freemen to another term on the Company’s Board.